EXHIBIT 23.4

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about September 26, 2003, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 21, 2003 and entitled “Appraisal Oil and Gas Properties Interests Owned by Chesapeake Energy Corporation Selected Properties Constant Prices and Expenses Effective Date January 1, 2003.”

LEE KEELING AND ASSOCIATES, INC.

By:	/s/ KENNETH RENBERG
Kenneth Renberg, Vice President

Tulsa, Oklahoma

September 26, 2003